SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 29, 2016

Bankwell Financial Group, Inc.
 (Exact name of registrant as specified in its charter)

Connecticut	001-36448	20-8251355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Elm Street
New Canaan, Connecticut 06840
(Address and Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02 (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 29, 2016 Bankwell Financial Group, Inc., the holding company ("Company") for Bankwell Bank ("Bank"), entered into a new employment agreement with its President and Chief Executive Officer, Christopher Gruseke. The new agreement replaces and supersedes Mr. Gruseke's employment agreement dated February 25, 2015.

The new employment contract is retroactive to June 1, 2016 and extends until January 5, 2019. It can be renewed annually for an additional one year.  His current salary is $550,000 and he is eligible for annual cash incentives with a target of 40% of salary.  Incentive payments are subject to such deductions and clawback as shall be required to be made pursuant to law, government regulation or stock exchange listing requirements (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The agreement provides for Change of Control "double trigger" payments (i)  in an amount equal to three (3) times his average annual compensation for services rendered that was includible in the Executive's gross income (partial years being annualized) for the immediately preceding five (5) taxable years (or such shorter period as the Executive was employed) and (ii) the Company will reimburse him for the difference between the monthly COBRA premium paid by him for himself and his dependents and the monthly premium amount paid by similarly situated active executives, for up to two years.  The new agreement provides for a gross up for 280G purposes if a change of control occurs by December 31, 2019. The new agreement otherwise is similar to his old employment agreement and contains customary terms for an executive in his position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKWELL FINANCIAL GROUP, INC.
Registrant

December 30, 2016	By: /s/ Penko Ivanov
Penko Ivanov
Executive Vice President
and Chief Financial Officer